LETTER OF INTENT



February 19, 2002



BSI2000
Jack Harper, President
12600 West Colfax Avenue
Suite B410
Lakewood, Colorado  80215


Dear Mr. Harper:


     The purpose of this letter is to further our discussions concerning the possible merger of BSI2000 with and into Knowledge Foundations, Inc. ("KFI"). We would like you to consider and respond to the following proposal, which is not intended to be a binding offer and is contingent on the completion of our due diligence, but will serve as a basis for further discussions and negotiations.

     KFI is a US development stage company currently doing business as a developer and marketer of knowledge engineering software. KFI has no material operations, assets or liabilities. KFI's common stock has been registered under Section 12(g) of the Securities Exchange Act of 1934 and is currently traded on the National Association of Securities Dealers Over-the-Counter Bulletin Board ("OTC:BB") under the symbol "KNFD".

1. Merger. BSI2000 will be merged with a wholly-owned subsidiary of KFI, in a statutory reverse triangular merger, whereby the KFI subsidiary will cease to exist and BSI2000 shall remain as the surviving corporation and will operate as a new wholly-owned subsidiary of KFI.

2. Consideration. KFI will issue to the shareholders of BSI2000 fifteen million (15,000,000) shares of common stock in exchange for 100% of the issued and outstanding BSI2000 common stock. We understand that there are currently outstanding 5,700,000 shares of BSI2000 common stock held by approximately 93 shareholders and 1,300,000 warrants to purchase common stock and that there will be no material change in the outstanding capitalization before closing, excluding shares issued in exchange for certain loans as further referenced in paragraph 4 below.

3. Options and Warrants. Outstanding options and warrants to purchase shares of BSI2000 common stock will be converted into options to purchase KFI common stock at the same exchange ratio as the BSI2000 common stock, with the exercise price being proportionately adjusted.

4. Loans. As of the closing date of the merger, BSI2000's long-term debt shall not exceed $75,000. All long-term debt in excess of $75,000 shall be converted to common stock in BSI2000 and exchanged in the merger for shares of KFI.

5. Tax Consequences. The merger will be structured for Federal income tax purposes to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

6. Audited Financial Statements. BSI2000 will use its best efforts to expedite an audit of its financial statements, to be prepared in accordance with GAAP and Item 310(c) of Regulation S-B, prior to the execution of the definitive merger agreement.

7.   Due   Diligence.   KFI   and  its  attorneys,  accountants   and   other
     representatives will have full access to the books, records and technology of BSI2000 to complete its due diligence investigation of BSI2000 and BSI2000's technology before execution of the definitive merger agreements.

8. Representations and Warranties; Indemnity. In the definitive agreement, KFI and BSI2000 will make customary representations and warranties to each other. The representations and warranties of KFI will terminate at closing. BSI2000 shareholders will indemnify KFI against any losses, damages or expenses arising from or related to any breach of representations or warranties or any lawsuits.

9. Issuance of Shares. The shares issued in the merger will be issued in reliance on certain exemptions from registration provided by the Securities Act of 1933 and are not intended to be registered with the Securities and Exchange Commission.

10. Lock-Up Agreement. All of the shares issued to the BSI2000 shareholders, if issued pursuant to an exemption allowing for the shares to be freely tradeable, shall be subject to a Lock-Up Agreement, which terms and conditions will be substantially similar to Rule 144 of the Securities Act of 1933, which imposes a two year holding period, certain restrictions on resale and volume limitations.

11. Shareholder Approval. The merger will be subject to approval by BSI2000's and KFI's shareholders. At the time of execution of the definitive merger agreement, BSI2000's and KFI's affiliates will agree to vote in favor of the merger.

12. Conditions to Closing. The closing of the merger will be subject to customary closing conditions, including approval by the requisite percentage of BSI2000 shareholders, the absence of any breach of any representations and warranties, the absence of material undisclosed liabilities, compliance with applicable securities and other laws, and the absence of material adverse changes in the financial or business condition or liabilities of BSI2000. It also will be a condition to closing the merger that there be no material changes in BSI2000's capital structure, royalty, salary or bonus plans before the closing, that BSI2000's material agreements are not adversely affected by the proposed merger, and that BSI2000 use its best efforts to retain its key employees.

13. Financing. It is our current understanding that BSI2000 is seeking $500,000 in financing from private individuals to be utilized for general working capital needs. Such financing is crucial to BSI2000's ability to continue to pursue the merge. Additionally, we understand that BSI2000's ability to consummate the merger is contingent upon receiving the financing. If $100,000 of such financing is not obtained immediately (within 48 hours of the date of this letter), with the balance in increments of not less than $80,000 on or before the last day of the following 4 months, BSI2000 has no intention of consummating the merger and will be under no obligation to complete the merger. Further, BSI2000 may terminate all negotiations, discussions, or other terms of this letter agreement upon 30 days notice to KFI. The definitive agreement shall include a provision outlining the need for financing and BSI2000's ability to terminate the agreement prior to closing if the financing has not been received.

14. Continuation of Business. From the date of this letter of intent until the expiration of the Exclusive Period, BSI2000 will continue to operate its business in the ordinary course and will not enter into any transaction or agreement or take any action out of the ordinary course, including any transaction or commitment greater than $50,000 (other than end-user license agreements pursuant to BSI2000's standard end-user license agreement), any declaration of dividends, grants of new stock options or issuance of new shares of stock or rights thereto without first notifying KFI. BSI2000 will not terminate any employees without consulting with KFI.

15. Closing. It is anticipated that the definitive agreements will be executed by March 31, 2002 and that the merger will be consummated by August 1, 2002.

16. IP Technology Exchange. Concurrent with the closing of the merger it is the intention of KFI to exchange all of its current intellectual property, consisting primarily of the Intellectual Property Agreement between Dr. Richard Ballard and KFI, for 33,618,400 shares of KFI common stock held by certain of KFI's shareholders. Such exchanged shares will be immediately cancelled.

17. KFI Officer Lock-Up Agreements. As part of the exchange, Dr. Richard Ballard, current Chairman of KFT, agrees to execute a 1 year lock-up agreement covering 100,000 shares of KFI's common stock that will continue to be held by him post completion of the merger; Michael Dochterman, current president of KFI, agrees to execute a 6-month lock up agreement covering 50,000 shares of KFI's common stock and a 1 year lock-up agreement covering an additional 50,000 shares of KFI's common stock that will continue to be held by him post completion of the merger; Robert Dietrich, current CFO and vice president of KFI, agrees to execute a 6-month lock up agreement covering 25,000 of the 100,000 shares of KFI's common stock that will continue to be held by him post completion of the merger.

18. Exclusive Period of Negotiation. Upon the signing of this letter of intent, the parties will enter into good faith negotiations to execute definitive agreements consistent with the terms and conditions of this letter on or before March 31, 2002. Accordingly, BSI2000 agrees that, after signing this letter and until August 1, 2002 (the "Exclusive Period"), BSI2000 will not, and will not permit its officers, directors, employees, agents or representatives to, solicit, encourage, initiate, enter into, continue or participate in any negotiations or discussions with or provide any information to any third party concerning the possible acquisition or sale of BSI2000 or its stock, business or assets or any other transaction that would be inconsistent with the merger contemplated by this letter.

19. Disclosure. KFI intends to issue a press release shortly following the acceptance of this letter of intent. KFI and BSI2000 agree to take all reasonable precautions to prevent any trading in KFI securities by their respective officers, directors, employees and agents having knowledge of the proposed merger until the proposed merger has been closed. The parties understand and agree that until the press release is issued, neither party will disclose the fact that these negotiations are taking place, except to professional advisors and to employees of KFI and BSI2000 on a need-to know basis.

20. Professional Fees. Each party will pay the fees of its own accountants, attorneys, investment advisors and other professionals.

21. Nature of Negotiations. The parties understand that the negotiations described in this letter are merely preliminary merger negotiations. This letter does not constitute a binding proposal or offer by KFI or BSI2000. Any such proposal or offer, if made, will be subject to execution of definitive agreements containing conditions, including but not limited to those referenced in this letter.

22. Effect of this Letter. Except for paragraphs 18 through 23 of this letter, which create binding obligations of KFI and BSI2000 as indicated, this letter creates no liability or obligation on the part of either BSI2000 or KFI. Neither party will have any obligation to consummate the transactions contemplated by this letter unless and until definitive agreements concerning the proposed transaction are executed by both parties and the conditions set forth in the definitive agreement are satisfied.

23. Remedies. In the event of a breach of this letter agreement by either party, the other party may be entitled to any remedy for such breach available at law or equity.

     We at KFI are enthusiastic about a business combination with BSI2000 and look forward to working with you. If this letter accurately sets forth our understanding, please sign and return a copy to me so that we may continue our remaining negotiations.


Very truly yours,

/s/ Michael Dochterman
Michael Dochterman, President
Knowledge Foundations, Inc.


Agreed and accepted as of February 19, 2002


BSI2000


By:Jack Harper

Its:President